Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

SECOND QUARTER 2019 RESULTS

HIGHLIGHTS AND RECENT ACCOMPLISHMENTS:

●	Fleet operating days advanced 13 percent from the previous quarter

●	New managed pressure drilling (MPD) capability successfully deployed

●	Utilization of nine active floating rigs improved to 89 percent

●	Contract awards and extensions through June 30, 2019, totaled $303 million

LONDON, August 1, 2019 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended June 30, 2019 (second quarter) of $152 million, or $0.61 per diluted share, on total revenues of $293 million. Results for the second quarter included the following items:

●	A charge totaling $100 million, or $0.40 per diluted share, related to the Paragon Offshore litigation.

●

A net gain totaling $34 million, or $0.13 per diluted share, relating to the release of reserves for tax positions following the settlement of the examination of the Company’s U.S. tax returns for the years ended December 31, 2010, and 2011.

Excluding these items, the Company would have reported a net loss attributable to Noble Corporation plc for the three months ended June 30, 2019, of $86 million, or $0.34 per diluted share.

With regard to the Paragon Offshore litigation charge, which was recorded as general and administrative expense, the Company continues to believe that it acted properly and that Paragon was adequately funded at the time of the August 2014 spinoff. However, the matter involves complex factual issues, and there is inherent risk and uncertainty in this type of litigation.

MORE

Commenting on the Company’s quarterly performance, Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Total fleet operating days in the second quarter were 13 percent better than the first quarter due to the addition of the Noble Johnny Whitstine and the completion of a reactivation program on the Noble Sam Croft. The increase in operating days raised our total fleet utilization to the highest level since the industry downturn began, with the jackup fleet reaching an industry-best 98 percent in the quarter, while our floating rigs, excluding three-cold-stacked units, improved to 89 percent.”

Contract drilling services revenues for the second quarter totaled $275 million, up from $271 million in the first quarter. The modest improvement was aided by higher total fleet utilization, which reached 82 percent in the second quarter compared to 76 percent in the first quarter, and reflected higher operating days on the Noble Sam Croft and Noble Tom Prosser, as well as the commencement of operations on the jackup Noble Johnny Whitstine. Also, revenues were supported by the utilization of a MPD system on the Noble Globetrotter II, as well as additional calendar days in the quarter. These items were offset by a 10 percent decline in average daily revenues, largely attributable to the floating rig fleet, and a slight increase in fleet downtime.

Contract drilling services costs declined to $169 million in the second quarter compared to $172 million in the first quarter. The two percent reduction was due largely to lower repair and maintenance expense and other rig-related costs, partially offset by an increase in operations support costs. The Company’s contract drilling services margin in the second quarter improved to 39 percent, up from 37 percent in the first quarter.

Operating Highlights

Utilization of the Company’s floating rig fleet, consisting of eight drillships and four semisubmersibles, continued to strengthen with second quarter utilization improving to 67 percent compared to 60 percent in the first quarter. Excluding three cold-stacked floaters, active fleet utilization for the second quarter was 89 percent compared to 80 percent in the prior quarter. The improvement was due largely to a full quarter of operations for the drillship Noble Sam Croft, which completed a reactivation project during the first quarter of 2019. Floating fleet revenues declined six percent in the second quarter compared to the previous quarter, due largely to the conclusion of a legacy contract for the drillship Noble Don Taylor in February 2019, and the April 2019 completion of a drilling program offshore the Eastern Mediterranean for the Noble Globetrotter I. The decline was partially offset by an enhanced dayrate in the second quarter for the Noble Globetrotter II, due to the application of the MPD system, and higher operating days on the Noble Sam Croft. With regard to the Noble Globetrotter I, the rig was relocated to the U.S. Gulf of Mexico during the second quarter and will be joined in the third quarter by the Noble Globetrotter II, which is currently in transit to the region following the conclusion of a drilling assignment in the Black Sea. The Noble Sam Croft and Noble Don Taylor are expected to exit the U.S. Gulf of Mexico during the third quarter to begin drilling assignments offshore Suriname and Guyana, respectively. At June 30, 2019, eight of the Company’s nine active floating rigs were under contract, with seven of the nine rigs committed into 2020, or beyond. An estimated 57 percent of the available floating rig days over the next twelve months are committed to contracts compared to 49 percent at the beginning of 2019.

Utilization in the second quarter of the Company’s jackup fleet improved to 98 percent compared to 93 percent in the first quarter, driving an 11 percent advance in revenues. The increase was attributable to the commencement in April of operations on the Noble Johnny Whitstine offshore Saudi Arabia, and a full quarter of operations on the Noble Tom Prosser offshore Australia. These improvements were partially offset by fewer operating days for the Noble Houston Colbert following the conclusion in June of a contract offshore Qatar. The rig is currently in transit to the UK North Sea where it is expected to commence an estimated seven-month contract later this year. Also, project commissioning and customer requested upgrades continue on the recently acquired jackup Noble Joe Knight. The rig remains on schedule for a September 2019 commencement of a three-year contract offshore Saudi Arabia. At June 30, 2019, all 13 of the Company’s jackup rigs were contracted, with 73 percent of the available jackup fleet rig days over the next twelve months committed to contracts.

Backlog, Capital and Balance Sheet

The Company reported a total contract backlog of $2.1 billion at June 30, 2019, including approximately $1.33 billion contributed by the floating rig fleet and approximately $820 million by the jackup rig fleet. The Company secured contract awards and extensions totaling $303 million, including $164 million associated with the floating fleet and $139 million for the jackup fleet, during the first half of 2019. The total contract awards in 2019 compare favorably to $133 million of awards during the same six-month period in 2018, excluding a minor adjustment to the backlog for the Noble Bully II resulting from the extension of the rig’s idle period.

Capital expenditures in the second quarter of 2019 totaled $64 million compared to $83 million in the first quarter, which excluded the $54 million seller-financed portion of the Noble Joe Knight purchase price. Second quarter expenditures consisted of $27 million for sustaining capital, $35 million for major projects, rig reactivations and subsea equipment, and $2 million of capitalized interest. Capital spending in the second quarter for major projects was below the Company’s guidance due primarily to the timing of expenditures associated with the recently acquired jackups Noble Johnny Whitstine and Noble Joe Knight. The Company’s guidance for 2019 capital expenditures remains unchanged at $250 million, which excludes the seller-financed portion of the Noble Joe Knight purchase price.

In late-July 2019, the Company completed an amendment to its 2017 Credit Facility. The amended facility, which remained unsecured with maturity in January 2023, replaced the existing 55 percent debt-to-total-capitalization covenant with a new covenant that requires a ratio of senior guaranteed debt to adjusted earnings before interest, taxes and depreciation and amortization (EBITDA), and a limitation on total borrowings of no more than 15% of consolidated net tangible assets less other secured debt. Although total commitments under the amended credit facility were reduced to $1.3 billion from $1.5 billion, the amended covenant structure is expected to allow improved access to the facility.

At June 30, 2019, the Company reported cash and cash equivalents of $154 million and pro forma availability under the recently amended 2017 Credit Facility of $1.25 billion, or total pro forma liquidity of $1.4 billion.

Outlook

Addressing industry conditions, Ms. Robertson noted, “Steady recovery remains apparent with the industry’s marketed contracted utilization for both jackup and floating rigs individually reaching 81 percent at the close of June 2019, up from 74 percent and 76 percent for jackups and floating rigs, respectively, at the same time in 2018. Increasing customer demand for premium jackups is evident in regions such as Mexico, Southeast Asia and Australia, while a step-up in exploration activity is contributing to a build in the number of contracted floating rigs, including those deployed on deepwater programs. Through the first six months of 2019, ten deepwater exploration campaigns concluded with announced discoveries, setting a pace that could result in the strongest annual performance since the 22 discoveries in 2016.”

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for revenues, net loss, income tax and diluted earnings per share for the second quarter 2019, and the second quarter of 2018.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, shipyard risks and timing of shipyard deliveries, delays in mobilization of rigs, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of the Paragon litigation, any other dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its second quarter 2019 results on Friday, August 2, 2019, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 2086607, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, August 2, 2019, beginning at 11:00 a.m. U.S. Central Daylight Time, through Monday, September 2, 2019, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 2086607. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues
Contract drilling services	$274,817	$247,689	$545,318	$476,795
Reimbursables and other	18,119	10,680	30,506	16,731

	292,936	258,369	575,824	493,526

Operating costs and expenses
Contract drilling services	168,865	151,437	340,593	288,286
Reimbursables	15,381	8,297	24,776	12,647
Depreciation and amortization	111,148	129,681	220,726	258,436
General and administrative	116,252	21,717	132,251	43,800
Loss on impairment	—	792,843	—	792,843

	411,646	1,103,975	718,346	1,396,012

Operating loss	(118,710)	(845,606)	(142,522)	(902,486)
Other income (expense)
Interest expense, net of amounts capitalized	(68,976)	(74,130)	(139,220)	(150,145)
Gain (loss) on extinguishment of debt, net	—	—	31,266	(8,768)
Interest income and other, net	1,860	2,865	4,366	4,204

Loss from continuing operations before income taxes	(185,826)	(916,871)	(246,110)	(1,057,195)
Income tax benefit	37,182	38,839	34,317	35,843

Net loss from continuing operations	(148,644)	(878,032)	(211,793)	(1,021,352)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—

Net loss	(148,644)	(878,032)	(215,614)	(1,021,352)
Net (income) loss attributable to noncontrolling interests	(3,316)	249,969	(7,235)	250,955

Net loss attributable to Noble Corporation plc	$(151,960)	$(628,063)	$(222,849)	$(770,397)

Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(151,960)	$(628,063)	$(219,028)	$(770,397)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—

Net loss attributable to Noble Corporation plc	$(151,960)	$(628,063)	$(222,849)	$(770,397)

Per share data
Basic:
Loss from continuing operations	$(0.61)	$(2.55)	$(0.88)	$(3.13)
Loss from discontinued operations	—	—	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.61)	$(2.55)	$(0.90)	$(3.13)

Diluted:
Loss from continuing operations	$(0.61)	$(2.55)	$(0.88)	$(3.13)
Loss from discontinued operations	—	—	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.61)	$(2.55)	$(0.90)	$(3.13)

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$153,766	$375,232
Accounts receivable, net	222,889	200,722
Prepaid expenses and other current assets	85,439	83,102

Total current assets	462,094	659,056

Property and equipment, at cost	11,080,690	10,956,412
Accumulated depreciation	(2,621,100)	(2,475,694)

Property and equipment, net	8,459,590	8,480,718

Other assets	139,035	125,149

Total assets	$9,060,719	$9,264,923

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$300,000	$—
Accounts payable	118,040	125,557
Accrued payroll and related costs	40,722	50,284
Other current liabilities	276,027	189,616

Total current liabilities	734,789	365,457

Long-term debt	3,553,088	3,877,402
Other liabilities	345,093	367,490

Total liabilities	4,632,970	4,610,349

Commitments and contingencies
Equity
Total shareholders’ equity	4,036,649	4,253,171
Noncontrolling interests	391,100	401,403

Total equity	4,427,749	4,654,574

Total liabilities and equity	$9,060,719	$9,264,923

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net loss	$(215,614)	$(1,021,352)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	220,726	258,436
Loss on impairment	—	792,843
(Gain) loss on extinguishment of debt, net	(31,266)	8,768
Changes in components of working capital:
Change in taxes receivable	2,758	84,486
Net changes in other operating assets and liabilities	15,934	(69,287)

Net cash provided by (used in) operating activities	(7,462)	53,894

Cash flows from investing activities
Capital expenditures	(152,354)	(75,874)
Proceeds from disposal of assets, net	9,367	3,755

Net cash used in investing activities	(142,987)	(72,119)

Cash flows from financing activities
Issuance of senior notes	—	750,000
Borrowings on credit facilities	370,000	—
Repayments of credit facilities	(20,000)	—
Repayments of debt	(400,000)	(952,209)
Debt issuance costs	(90)	(14,802)
Dividends paid to noncontrolling interests	(17,538)	(12,694)
Taxes withheld on employee stock transactions	(2,761)	(3,407)

Net cash used in financing activities	(70,389)	(233,112)

Net decrease in cash, cash equivalents and restricted cash	(220,838)	(251,337)
Cash, cash equivalents and restricted cash, beginning of period	375,907	662,829

Cash, cash equivalents and restricted cash, end of period	$155,069	$411,492

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2019			2018			2019
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$274,817	$—	$274,817	$247,689	$—	$247,689	$270,501	$—	$270,501
Reimbursables and other	18,119	—	18,119	10,680	—	10,680	12,387	—	12,387

	$292,936	$—	$292,936	$258,369	$—	$258,369	$282,888	$—	$282,888

Operating costs and expenses
Contract drilling services	$168,865	$—	$168,865	$151,437	$—	$151,437	$171,728	$—	$171,728
Reimbursables	15,381	—	15,381	8,297	—	8,297	9,395	—	9,395
Depreciation and amortization	107,802	3,346	111,148	124,223	5,458	129,681	106,086	3,492	109,578
General and administrative	116,252	—	116,252	21,717	—	21,717	15,999	—	15,999
Loss on impairment	—	—	—	792,843	—	792,843	—	—	—

	$408,300	$3,346	$411,646	$1,098,517	$5,458	$1,103,975	$303,208	$3,492	$306,700

Operating loss	$(115,364)	$(3,346)	$(118,710)	$(840,148)	$(5,458)	$(845,606)	$(20,320)	$(3,492)	$(23,812)

Operating statistics

Jackups:
Average Rig Utilization	98%			70%			93%
Operating Days	1,050			872			923
Average Dayrate	$124,572			$130,332			$127,150

Floaters:
Average Rig Utilization	67%			39%			60%
Operating Days	728			499			647
Average Dayrate	$197,911			$268,588			$236,715

Total:
Average Rig Utilization	82%			54%			76%
Operating Days	1,778			1,371			1,570
Average Dayrate	$154,609			$180,689			$172,305

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Numerator:
Basic
Net loss from continuing operations	$(151,960)	$(628,063)	$(219,028)	$(770,397)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—

Net loss attributable to Noble Corporation plc	$(151,960)	$(628,063)	$(222,849)	$(770,397)

Diluted
Net loss from continuing operations	$(151,960)	$(628,063)	$(219,028)	$(770,397)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—

Net loss attributable to Noble Corporation plc	$(151,960)	$(628,063)	$(222,849)	$(770,397)

Denominator:
Weighted average shares outstanding – basic	249,154	246,740	248,705	246,438
Weighted average shares outstanding – diluted	249,154	246,740	248,705	246,438

Loss per share
Basic:
Loss from continuing operations	$(0.61)	$(2.55)	$(0.88)	$(3.13)
Loss from discontinued operations	—	—	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.61)	$(2.55)	$(0.90)	$(3.13)

Diluted:
Loss from continuing operations	$(0.61)	$(2.55)	$(0.88)	$(3.13)
Loss from discontinued operations	—	—	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.61)	$(2.55)	$(0.90)	$(3.13)

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on August 1, 2019, and discussed in the related conference call on August 2, 2019, are appropriate measures of the continuing and normal operations of the Company:

(i)     In the second quarter of 2019, a charge related to the Paragon litigation and a discrete tax item; and

(ii)    In the second quarter of 2018, an impairment of three of our rigs and certain capital spare equipment.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended June 30,
	2019	2018
Income tax benefit (provision)	$37,182	$38,839

Adjustments
Loss on impairment	—	(35,613)
Discrete tax items	(33,663)	—

Total Adjustments	(33,663)	(35,613)

Adjusted income tax benefit (provision)	$3,519	$3,226

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended June 30,
	2019	2018
Net loss attributable to Noble Corporation plc	$(151,960)	$(628,063)

Adjustments
Loss on impairment, net of tax	—	757,230
Net loss attributable to noncontrolling interests	—	(250,348)
Discrete tax items	(33,663)	—
Legal contingencies	100,000	—

Total Adjustments	66,337	506,882

Adjusted net loss attributable to Noble Corporation plc	$(85,623)	$(121,181)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended June 30,
	2019	2018
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.61)	$(2.55)

Adjustments
Loss on impairment	—	2.06
Discrete tax items	(0.13)	—
Legal contingencies	0.40	—

Total Adjustments	0.27	2.06

Adjusted diluted EPS attributable to Noble Corporation plc	$(0.34)	$(0.49)